Exhibit 16.1

May 18, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated May 18, 2018, of Surgery Partners, Inc. and are in agreement with the statements contained in the first sentence of paragraph 1 of Item 4.01(a) and paragraphs 2, 3, 4 and 5 of Item 4.01(a) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP